UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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BARNES & NOBLE EDUCATION, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

August 15, 2019

Dear Stockholder:

Barnes & Noble Education, Inc. (the “Company”) cordially invites you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 am, Eastern Time, on September 25, 2019 at the Embassy Suites by Hilton, 250 Connell Dr., Berkeley Heights, NJ 07922.

Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and the Proxy Statement. Also included are a proxy card and postage-paid return envelope. The Proxies are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided.

The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 2, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 25, 2019: The Proxy Statement and the Company’s 2019 Annual Report to Stockholders are available online at www.bned.com/investor.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble Education, Inc.’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Sincerely,

Michael P. Huseby Chairman of the Board of Directors and Chief Executive Officer

120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 25, 2019

Barnes & Noble Education, Inc. (the “Company”) will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 9:00 am, Eastern Time, on September 25, 2019 at the Embassy Suites by Hilton, 250 Connell Dr., Berkeley Heights, NJ 07922 for the following purposes:

1.	To elect seven directors to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) vote to approve executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 2, 2020; and

4.	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of common stock of the Company as of the close of business on July 29, 2019 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 2, 2020.

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed WHITE proxy card or (b) by signing, dating and returning the enclosed WHITE proxy card in the postage-paid return envelope provided.

Sincerely,

Michael C. Miller
Corporate Secretary
Basking Ridge, New Jersey

August 15, 2019

PROXY STATEMENT SUMMARY

The following summary highlights information relating to the 2019 annual meeting of stockholders (the “Annual Meeting”) and executive compensation and corporate governance matters. Additional information is included in this Proxy Statement.

2019 Annual Meeting of Stockholders for Barnes & Noble Education, Inc.

General Information
Date and Time	September 25, 2019 at 9:00 am (Eastern Time)
Place	Embassy Suites by Hilton 250 Connell Dr. Berkeley Heights, NJ 07922
Record Date	July 29, 2019
Voting Matters and Recommendations
Voting Matter	Board of Directors Recommendations
Election of seven Directors	FOR ALL NOMINEES
Vote in an advisory non-binding capacity to approve executive compensation	FOR
Ratification of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 2, 2020	FOR

The Board of Directors and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in the Company and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:

Governance Highlights

✓    We elect all Directors annually

✓    None of our Director nominees serve on an excessive number of public company boards

✓    The Board of Directors follows Corporate Governance Guidelines

✓    Each committee of our Board of Directors has a published charter that is reviewed and discussed at least annually

✓    We have adopted a Corporate Social Responsibility Policy

✓    The Board of Directors has a Lead Independent Director

✓    We are committed to maintaining an active dialogue with our stockholders. Over the past year, we have reached out to stockholders owning approximately 50% of our outstanding common shares to discuss governance and executive compensation issues

✓    Each committee of our Board of Directors is 100% comprised of independent Directors

✓    Independent Directors and Board of Director committees meet regularly and frequently without management present

✓    Our Corporate Governance and Nominating Committee oversees our Board of Directors’ annual self-evaluation

The Board of Directors and management seek to align the executive compensation program with the Company’s business strategy to attract, retain, and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program.

Executive Compensation Highlights

✓    A majority of executive pay is tied to performance-based and equity incentives

✓    Equity awards to our Chief Executive Officer and, for Fiscal Year 2020, to our other named executive officers and other members of senior management are at least 50% performance based

✓    Performance-based equity awards are earned over a two-year performance period and are subject to an additional one year time-based vesting period

✓    Directors and executive officers are subject to stock ownership targets and retention guidelines

✓    Incentive awards granted are subject to clawback and/or recoupment policies under the Equity Incentive Plan and Executive Incentive Compensation Clawback Policy

✓    Long-term incentives comprise a significant portion of target compensation for executive officers

✓    The vesting of awards that are assumed or substituted in connection with a change in control only accelerates as a result of the change in control if a participant experiences a qualifying termination of employment

✓    Restricted stock awards are generally subject to a one-year minimum vesting period

✓    The Company does not provide for any tax gross-ups on perquisites or other benefits

✓    Named executive officers are only entitled to limited perquisites

✓    Directors and executive officers are prohibited from hedging, and may not pledge our stock without the approval of the Audit Committee

✓    The Equity Incentive Plan prohibits the repricing of awards without stockholder approval

✓    Equity awards granted to executive officers in Fiscal 2019 and 2020 were decreased to reduce run rate

BARNES & NOBLE EDUCATION, INC.

120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 25, 2019

INTRODUCTION

This Proxy Statement and enclosed proxy card are being furnished commencing on or about August 15, 2019 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on September 25, 2019 (the “Annual Meeting”), and any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May  2, 2020.

Stockholders Entitled to Vote

Only holders of record of the Company’s common stock, par value $0.01 per share (“Common Stock”), as of the close of business on July 29, 2019 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 47,607,394 shares of Common Stock were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Annual Meeting.

How to Vote

Your vote is very important to the Board of Directors no matter how many shares of our Common Stock you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible.

If You Are a Registered Holder of Common Stock

If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the Annual Meeting or by voting in person at the Annual Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending May 2, 2020. If you submit your executed proxy card or otherwise vote by telephone or by the Internet, your shares will be voted in accordance with your instructions; however, if you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board of Directors’ recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. If you later decide to attend the Annual Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, which includes all matters on the agenda other than the ratification of the appointment of the independent registered public accountants. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question pursuant to New York Stock Exchange (“NYSE”) rules. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name in person at the Annual Meeting, you must obtain a “legal proxy” from your custodian and provide it at the Annual Meeting.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Quorum and Votes Required

Quorum

The presence in person or by proxy at the Annual Meeting of the holders of shares of Common Stock of the Company having a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Withheld votes, abstentions and any “broker non-votes” will be included in determining whether a quorum is present.

Votes Required and Treatment of Withheld Votes, Abstentions and Broker Non-Votes

Directors shall be elected by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.

With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers (“NEOs”). Abstentions and broker non-votes will not be included in the votes cast on this proposal and will not have a positive or negative effect on the outcome of this proposal.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Annual Meeting, or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Annual Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Annual Meeting, you must also provide a “legal proxy” obtained from your custodian.

How to Revoke Your Proxy

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Corporate Secretary of the Company before the closing of the polls at the Annual Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy and vote your shares in person at the Annual Meeting; however, simply attending the Annual Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

PROPOSAL ONE: ELECTION OF DIRECTORS

Introduction

Per the Company’s Amended and Restated Certificate of Incorporation, all seven of the current directors are standing for re-election, each to serve a one-year term. The Company strives to maintain a board with broad and diverse experience and judgment. The grid below summarizes the key qualifications, skills and attributes each of our directors possesses that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Our director nominees exhibit high integrity, innovative thinking, a proven record of success, and knowledge of corporate governance. The director nominees bring a balance of important skills to our boardroom.

Skills and Attributes	Chiu	DeMatteo	Golden	Huseby	Ryan	Thornton	Wilson

Academia / Education	✓	✓	✓	✓	✓	✓	✓

Business Operations	✓	✓	✓	✓	✓	✓	✓

CEO and Executive		✓	✓	✓	✓	✓	✓

Commercial Business	✓	✓	✓	✓	✓		✓

Corporate Governance	✓	✓	✓	✓	✓	✓	✓

Customer Engagement / Marketing	✓	✓		✓	✓		✓

Data Analytics	✓						✓

Defense Industry or Military					✓

Digital / e-Commerce	✓	✓	✓	✓	✓

Financial / Investment	✓	✓	✓	✓	✓		✓

Government / Public Policy					✓	✓

International Business	✓	✓	✓	✓	✓		✓

Knowledge of Company Business	✓	✓	✓	✓	✓	✓	✓

Other Public Board		✓	✓	✓	✓	✓	✓

Other Relevant Industry	✓	✓	✓	✓	✓	✓	✓

Science, Technology, and Innovation	✓	✓	✓	✓	✓		✓

Information Concerning the Directors and the Board of Directors’ Nominees

Background information with respect to the Board of Directors’ nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age	Director Since	Position

Nominees for Election at the Annual Meeting

Emily C. Chiu*	36	2018	Director

Daniel A. DeMatteo*	71	2015	Director

David G. Golden*	61	2015	Director

Michael P. Huseby	64	2015	Chairman of the Board

John R. Ryan*	74	2015	Director

Jerry Sue Thornton*	72	2015	Director

David A. Wilson*	78	2015	Director

*	Independent for purposes of the NYSE listing standards.

Nominees for Election as Director

The following individuals are nominees for director at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.

Emily C. Chiu was elected to the Board of Directors in June 2018. Ms. Chiu is a Strategic Development Principal at Square, Inc. (“Square”), where she oversees innovation for Square’s Cash App, an ecosystem of financial tools for individuals and sellers. Cash App is changing how people manage their money by providing easy ways to send, spend, and store funds. It has been the number one free finance app in the U.S. App Store for the past two years, and is consistently a top 20 free app, with mainstream adoption amongst tens of millions of engaged customers. Ms. Chiu is responsible for overseeing the vision, strategy, development, and commercialization of next-generation digital products and businesses to serve over 15 million monthly active users on the Cash App platform. Since she joined Square in July 2017, Ms. Chiu has also led Square’s corporate development strategy and acquisition and integration activities across Square’s SMB (Seller), direct-to-consumer (Cash App), and developer platform businesses. From July 2015 to July 2017, Ms. Chiu was a Partner and Head of Corporate Development at 500 Startups, LLC, a global startup accelerator and venture capital firm. In this role, Ms. Chiu led venture capital investments in the education technology space and founded 500 Startups’ M&A practice, advising entrepreneurs across a portfolio of over 2,000 startups in 60 countries. Prior to this, Ms. Chiu was a founding team member at UniversityNow, Inc., an education technology startup whose mission is to make higher education affordable and accessible through its digital learning platform and accredited universities that offer associate, bachelor’s, and master’s degree programs without student loan debt. From 2011 to 2015, Ms. Chiu served as Vice President of Operations and Strategic Development at UniversityNow, where she built the company’s operations from the ground up and led initiatives that scaled its platform to serve students worldwide, earning recognition from EDUCAUSE and The Bill & Melinda Gates Foundation as a “breakthrough model in college completion”. Previously, Ms. Chiu served as the Head of Operations at TEDx San Francisco, an affiliate of TED devoted to “ideas worth spreading”. Before this, Ms. Chiu was a private equity investor at GI Partners, a global investment firm with over $17 billion in capital under management across private equity and real estate strategies. Ms. Chiu started her career at Goldman Sachs & Co., where she worked on mergers and acquisitions and financing transactions across Goldman’s technology and healthcare investment banking groups. Since March 2016, Ms. Chiu has served on the Board of Governors of the Center for Creative Leadership, a provider of executive education focused on leadership development, and is a member of its Executive Committee. Ms. Chiu is a graduate of The Wharton School of Business and the College of Arts &

Sciences at the University of Pennsylvania, where she was a Wharton Research Scholar and member of The Huntsman Program in International Studies and Business.

Qualifications, Experience, Attributes and Skills. Ms. Chiu has more than 15 years of experience across the technology, education, and financial services industries. Ms. Chiu’s experience as a technology investment banker at Goldman Sachs included significant work with mergers, acquisitions, and financing transactions. Ms. Chiu’s subsequent experience as a private equity and venture capital investor involved principal investing and advisory roles that spanned company stages and strategies — from control-oriented investments to transform the business models of established companies to early-stage venture investments to scale innovative technology startups. As Head of Corporate Development at 500 Startups, Ms. Chiu advised startups across 60 countries on growth, fundraising, and exit strategies. As an operator in the EdTech space, Ms. Chiu built UniversityNow’s business from the ground up and was responsible for strategic initiatives that scaled its accredited online universities and digital learning platform to serve students worldwide. In her current role at Square, Ms. Chiu is responsible for innovation: conceptualizing, building, and scaling next-generation consumer products and digital businesses to serve tens of millions of customers. Prior to this, Ms. Chiu was responsible for leading mergers and acquisitions strategy, execution, and integration at Square, with a focus on driving technology and business transformation through inorganic strategies. Ms. Chiu brings to the Board of Directors relevant industry background, operating experience spanning organic and inorganic strategies, expertise in digital content and innovation, as well as an in-depth understanding of the impact of technology and digital transformation on business models.

Daniel A. DeMatteo was elected as a director in August 2015. Mr. DeMatteo has served as Gamestop Corp.’s Director and Executive Chairman since June 2010, and previously held other roles with Gamestop, including Chief Executive Officer from August 2008 to June 2010, Vice Chairman and Chief Operating Officer from March 2005 to August 2008, and President and Chief Operating Officer of Gamestop or its predecessor companies since November 1996. Mr. DeMatteo has served as an executive officer in the video game industry since 1988.

Qualifications, Experience, Attributes and Skills. Mr. DeMatteo brings to the Board of Directors over 25 years of experience as an executive officer, including 19 years of experience growing Gamestop and its predecessor companies into the world’s largest multichannel video game retailer. As one of the founders of Gamestop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board of Directors a unique and valuable perspective on corporate operations, strategy and business, including his perspective on the formula for success that has brought Gamestop to its current industry-leading position. The Board of Directors also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the retail industry.

David G. Golden was elected as a director in August 2015. Mr. Golden served as a director of Barnes & Noble, Inc. (“Barnes & Noble”) from October 2010 until the Company’s separation from Barnes & Noble in August 2015 (the “Spin Off”). Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. From March 2006 until December 2011, Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company. Mr. Golden also served as Executive Chairman of Code Advisors, a private merchant bank focused on the intersections of technology and media from its founding in 2010 through 2012. Previously, Mr. Golden served in various senior positions over an 18-year period, including as Vice Chairman and Global Director of the Technology, Media and Telecom investment banking group, at JPMorgan Chase & Co. (“JPMorgan”), a financial services firm, and a predecessor company, Hambrecht & Quist, Inc. (“Hambrecht & Quist”). Prior to that, Mr. Golden worked as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Golden has previously served as a member of the Board of Directors of Blackbaud, Inc. and Everyday Health, where he also served on their respective Audit Committees. Mr. Golden also is a member of the Advisory Board for Partners for Growth LLC, a venture lending firm, and he is a director of several private companies. He is a graduate of Harvard College and Harvard Law School, where he was an editor of The Harvard Law Review.

Qualifications, Experience, Attributes and Skills. Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan, Hambrecht & Quist, and more recently as a managing partner and executive of Revolution Ventures and Executive Chairman of Code Advisors LLC. Mr. Golden’s technology experience also includes his service as a director and Advisory Board of Directors member of several technology companies including Blackbaud, Inc., a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s finance experience at Hambrecht & Quist and JPMorgan included significant work with mergers, capital markets and principal investing, and he has participated as lead merger advisor, equity underwriter or investor on over 150 transactions. Given this experience, Mr. Golden brings to the Board of Directors substantial knowledge of the technology sector and meaningful insight into the financial, strategic and capital-related issues technology companies face.

Michael P. Huseby serves as the Chairman of the Board of Directors and Chief Executive Officer. He was a member of the Board of Directors of Barnes & Noble from January 2014 and served as the Chief Executive Officer of Barnes & Noble until the complete legal and structural separation of the Company from Barnes & Noble on August 2, 2015. He was elected to the Board of Directors of the Company and was appointed Executive Chairman effective August 2, 2015. Effective on September 19, 2017, Mr. Huseby became Chief Executive Officer of the Company in addition to his role as Chairman of the Board of Directors. Previously, Mr. Huseby was appointed President of Barnes & Noble in July 2013, and Chief Financial Officer of Barnes & Noble in March 2012. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company, which was acquired by the Altice Group in June 2016. He served on the Cablevision Systems Corporation Board of Directors in 2000 and 2001. Prior to joining Cablevision, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Charter Communications, Inc., a large cable operator in the United States. Mr. Huseby served on the Board of Directors of Charter Communications from May 2013 through May 2016. Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a leading provider of cable television services from 1999 to 2002, when it was sold to Comcast Corporation. In addition, Mr. Huseby spent over 20 years at Arthur Andersen, LLP and Andersen Worldwide, S.C., where he held the position of Global Equity Partner serving a myriad of clients, including a number of large publicly-traded companies. Mr. Huseby served on the Board of Directors of CommerceHub, Inc., a cloud based e-commerce fulfillment and marketing software platform company listed on Nasdaq, from July 2016 until May 2018 with his tenure ending upon the consummation of the sale of CommerceHub to financial sponsors. While on the Board of CommerceHub, Mr. Huseby served as chair of the Audit Committee and as a member of the Compensation Committee.

Qualifications, Experience, Attributes and Skills. Mr. Huseby has more than 30 years of financial and executive experience, having served as a senior executive at Barnes & Noble, Cablevision Systems Corporation and AT&T Broadband. Mr. Huseby’s experience also includes his service as a director and audit committee member of Charter Communications and CommerceHub, Inc., and as a member of Cablevision Systems Corporation’s Board of Directors. This experience allows Mr. Huseby to bring to the Board of Directors substantial knowledge and a wide range and depth of insights in technology, retail, financial, business and matters unique to publicly-traded companies.

John R. Ryan was elected to the Board of Directors in July 2015 and currently serves as the Lead Independent Director. Vice Admiral Ryan served as director of Barnes & Noble from July 2014 until the Spin-Off. Vice Admiral Ryan joined the Center for Creative Leadership’s Board of Directors of Governors in 2002 and has served as its President and Chief Executive Officer since 2007. From 2005 to 2007, he served as Chancellor of the State University of New York. Previously, Vice Admiral Ryan served as President of the State University of New York Maritime College from 2002 to 2005, Interim President of the State University of New York at Albany from 2004 to 2005 and Superintendent of the United States Naval Academy, Annapolis, Maryland from 1998 to 2002. Vice Admiral Ryan served in the United States Navy from 1967 until his retirement in 2002, including as Commander of the Fleet Air Mediterranean from 1995 to 1998, Commander of the Patrol Wings for the United States Pacific Fleet from 1993 to 1995 and Director of Logistics for the US Command from 1991 to 1993. Vice Admiral Ryan is also the lead director of CIT Group, Inc.

Qualifications, Experience, Attributes and Skills. Vice Admiral Ryan has a total of more than 35 years in military service, more than 10 years as a leader at major universities, and over a decade of executive and Board of Directors-level experience, including his service as lead director of CIT Group. Vice Admiral Ryan has substantial experience serving on public company Board of Directors undergoing multiple strategic transactions, such as separations, including serving as a director of Cablevision during its 2010 spinoff of Madison Square Garden, L.P., its 2011 spinoff of AMC Networks, Inc., and its 2013 sales of Clearview Cinemas and Optimum West to Bow Tie Cinemas and Charter Communications, respectively. Vice Admiral Ryan has also gained experience through the acquisition of Cablevision Systems Corporation by the Altice Group in June 2016, and was one of two independent directors on the Special Committee of the Board of Directors involved in the acquisition of MBS Textbook Exchange, LLC. This experience allows Vice Admiral Ryan to bring to the Board of Directors leadership and expertise in managing large complex organizations, and in particular the environment in which the Company operates.

Jerry Sue Thornton was elected as a director in August 2015. Dr. Thornton currently serves as Chief Executive Officer of Dream Catcher Educational Consulting, a consulting firm that provides coaching and professional development for newly selected college and university presidents. She previously served as President of Cuyahoga Community College from 1992 to 2013 (for which she is now President Emeritus). Prior to serving in that role, she was President of Lakewood College in Minnesota from 1985 to 1991. Dr. Thornton also serves as a director of Applied Industrial Technologies, Inc., Parkwood Corporation, a financial planning company headquartered in Cleveland, and JobsOhio, the economic development agency for the State of Ohio. She served as a director of American Greetings Corporation from 2000 until it became a private corporation in 2013, and also previously served on the board of American Greetings Corporation, American Family Insurance, FirstEnergy Corporation, National City Corporation, OfficeMax and RPM International Inc.

Qualifications, Experience, Attributes and Skills. Dr. Thornton has extensive executive leadership and management experience in higher education as well as public corporate Board of Directors experience. She served on the Board of Directors of National City Corporation (banking) and American Family Insurance, as well as other public companies where she served on numerous key Board of Directors committees. Dr. Thornton also served as one of two independent directors on the Special Committee of the Board of Directors involved in the acquisition of MBS Textbook Exchange, LLC. She is a recognized leader in the Northeast Ohio community and the State of Ohio. She has over 40 years of higher education work experience with 32 years in leadership positions. Dr. Thornton brings to the Board of Directors broad leadership and business skills, together with her extensive Board of Directors service for public companies and community organizations.

David A. Wilson was elected to the Board of Directors in July 2015. Dr. Wilson served as a director of Barnes & Noble from October 2010 until the Spin-Off. From 1995 to December 2013, Dr. Wilson served as President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education that provides the Graduate Management Admission Test (GMAT). In 1995, as CEO of the GMAT, Dr. Wilson took the paper and pencil test to a computer delivered test worldwide and was the first person to do so. From 2009 to 2010, Dr. Wilson was a director of Terra Industries Inc., a producer and marketer of nitrogen products, where he was a member of the audit committee. From 2002 to 2007, Dr. Wilson was a director of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), an operator of an international network of licensed campus-based and online universities and higher education institutions, where he was chairman of the audit committee beginning in 2003. From 1978 to 1994, Dr. Wilson was employed by Ernst & Young LLP (and its predecessor, Arthur Young & Company), serving as an Audit Principal through 1981, as an Audit Partner from 1981 to 1983 and thereafter in various capacities including Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a director of the Ernst & Young Foundation. From 1968 to 1978, Dr. Wilson served as a faculty member at Queen’s University

(1968-1970), the University of Illinois at Urbana-Champaign (1970-1972), the University of Texas (1972-1978), where he was awarded tenure, and Harvard Business School (1976-1977). Dr. Wilson is also on the Board of Directors of CoreSite Realty Corporation, a publicly-traded real estate investment trust, and serves as lead director and as a member of the audit committee and the compensation committee. In November 2015, he was elected as Trustee of Johnson & Wales University, a not-for-profit institution, and serves as chair of its audit committee and as a member of its finance and budget committee. Dr. Wilson is a National Association of Corporate Directors (NACD) Governance Leadership Fellow (the highest award they give) and received the CERT Certificate in Cybersecurity Oversight awarded by the Software Engineering Institute of Carnegie Mellon University. He was also a 2015 honoree of the NACD Directorship 100 award in recognition of exemplary board leadership.

Qualifications, Experience, Attributes and Skills. Dr. Wilson has a total of more than 30 years of executive and Board of Directors-level experience, including serving on the Board of Directors of Terra Industries Inc. and Laureate Education, Inc. while those companies were involved in multiple strategic transactions, as well as serving as President and Chief Executive Officer of the Graduate Management Admission Council. Dr. Wilson also has more than 16 years of financial and accounting expertise, including as an Audit Partner at Ernst & Young LLP (and its predecessor, Arthur Young & Company). This experience allows Dr. Wilson to bring to the Board of Directors substantial financial and accounting knowledge and valuable insights.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED PROXY CARD.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Board of Directors met ten (10) times during the Company’s fiscal year 2019, which ended April 27, 2019 (“Fiscal 2019”). All directors attended at least 75% of all meetings of the Board of Directors and committees of which he or she was a member.

Based on information supplied to it by the directors, the Board has affirmatively determined that each of Emily C. Chiu, Daniel A. DeMatteo, David G. Golden, John R. Ryan, Jerry Sue Thornton, and David A. Wilson is “independent” under the listing standards of the NYSE, and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee. The responsibilities of the Audit Committee include, among other duties:

•	overseeing the quality and integrity of our financial statements, accounting practices and financial information we provide to the Securities and Exchange Commission (“SEC”) or the public;

•

reviewing our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	selecting and appointing an independent registered public accounting firm;

•	pre-approving all services to be provided to us by our independent registered public accounting firm;

•

reviewing with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

•	reviewing and evaluating the qualification, performance, fees and independence of our registered public accounting firm;

•	meeting with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices, and other matters;

•	discussing with our independent registered public accounting firm and our management earnings releases prior to their issuance;

•	overseeing our enterprise risk assessment and management;

•	overseeing our internal audit function;

•	reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below); and

•	overseeing our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk management policies.

The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

The members of the Audit Committee currently are Dr. David A. Wilson (Chair), Emily C. Chiu, Daniel A. DeMatteo and David G. Golden. In addition to meeting the independence standards of the NYSE listing standards, each member of the Audit Committee meets the independence standards established by the SEC for audit committee members and our Corporate Governance Guidelines. The Board of Directors has also determined that each of Dr. Wilson, Ms. Chiu, Mr. DeMatteo and Mr. Golden is financially literate for purposes of the NYSE listing standards and has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met seven (7) times during Fiscal 2019.

Compensation Committee. The responsibilities of the Compensation Committee include, among other duties:

•	setting and reviewing our general policy regarding executive compensation;

•	determining the compensation of our Chief Executive Officer and other executive officers;

•	approving employment agreements for our Chief Executive Officer and other executive officers;

•	reviewing the benefits provided to our Chief Executive Officer and other executive officers;

•	overseeing our overall compensation structure, practices and benefit plans;

•	administering our executive bonus and equity-based incentive plans; and

•

assessing the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hiring, approving the fees and overseeing the work of, and terminating the services of such advisors.

The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

The members of the Compensation Committee currently are David G. Golden (Chair), Daniel A. DeMatteo, Vice Admiral John R. Ryan and Dr. Jerry Sue Thornton. All members of the Compensation Committee meet the independence standards of the NYSE listing standards and our Corporate Governance Guidelines and are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act. The Compensation Committee met five (5) times during Fiscal 2019. The Compensation Committee has engaged Mercer, an independent consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see the “Compensation Discussion and Analysis-Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers-Role of the Compensation Consultant” section of this Proxy Statement.

Corporate Governance and Nominating Committee. The responsibilities of the Corporate Governance and Nominating Committee include, among other duties:

•	overseeing our corporate governance practices;

•	reviewing and recommending to our Board of Directors amendments to our committee charters and other corporate governance guidelines;

•	reviewing and making recommendations to our Board of Directors regarding the structure of our various Board of Directors committees;

•	identifying, reviewing and recommending to our Board of Directors individuals for election to the Board of Directors;

•	adopting and reviewing policies regarding the consideration of Board of Directors candidates proposed by stockholders and other criteria for Board of Directors membership; and

•	overseeing our Board of Directors’ annual self-evaluation.

The Board of Directors has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

The members of the Corporate Governance and Nominating Committee currently are Vice Admiral John R. Ryan (Chair), Emily C. Chiu, Dr. Jerry Sue Thornton and Dr. David A. Wilson.

The Corporate Governance and Nominating Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the listing standards of the NYSE and our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee met four (4) times during Fiscal 2019.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serve, or in Fiscal 2019 served, as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Company’s Compensation Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE listing standards and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent and analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board of Directors duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board of Directors. Instead, the Corporate Governance and Nominating Committee considers the Board of Directors’ overall composition when considering director candidates, including whether the Board of Directors has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board of Directors, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or reduce or expand the Board of Directors will inevitably require a practical approach in light of the particular circumstances at such time, the Board of Directors has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and independent third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. If a vacancy arises or the Board of Directors decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board of Directors. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board of Directors members, Company management, independent third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidate(s), the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board of Directors.

When nominating a sitting director for re-election, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board of Directors and its committees and the director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board of Directors at a stockholder meeting if submitted by an eligible stockholder in a timely manner. Any eligible stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other Board of Directors and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors;

•	A description of any arrangements or understandings between the candidate and the Company and/or the stockholder; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.

Eligible stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our bylaws. Our bylaws provide that in order to nominate a person for election as a director at next year’s annual meeting, a notice of an intention to nominate one or more directors containing certain information required by the bylaws must be delivered to the Corporate Secretary of the Company. To be timely, whether or not a stockholder wishes to have his or her nominees included in the Company’s proxy materials, the Corporate Secretary of the Company must receive nominations for election to the Board of Directors for its 2020 annual meeting of stockholders at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920 no earlier than May 28, 2020 and no later than June 27, 2020. For more information on stockholder proposals, see “Stockholder Proposals” on page 50.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

All seven of the director nominees identified in this Proxy Statement currently serve as directors of the Company and all have been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election. The Corporate Governance and Nominating Committee recommends candidates to the full Board of Directors after receiving input from all directors. The Corporate Governance and Nominating Committee members, other members of the Board of Directors and senior management discuss potential candidates during this search process.

Certain Board of Directors’ Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines applicable to the members of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.bned.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

Board of Directors Leadership Structure; Lead Independent Director

Mr. Huseby currently serves as the Chairman of the Board and Chief Executive Officer (“CEO”) of the Company. The roles of CEO and Chairman of the Board were combined following Mr. Huseby’s appointment to the position of CEO, effective September 19, 2017. The Company believes that a combined CEO and Chairman role is appropriate because it provides an efficient and effective leadership structure for the Company. It promotes alignment between the Board of Directors and management on the Company’s strategic objectives, facilitates effective presentation of information to enable the Board of Directors to fulfill its responsibilities, and allows for productive and effective Board of Directors’ meetings. The Board of Directors believes that the right Board of Directors leadership structure should, among other things, be determined by the needs and circumstances of the Company and the then current membership of the Board of Directors, and that the Board of Directors should remain adaptable to shaping the leadership structure as those needs and circumstances change.

Vice Admiral John R. Ryan is currently the Lead Independent Director. The Lead Independent Director, among other things, (a) acts as a liaison between the independent directors and the Company’s management, (b) presides at the executive sessions of non-management and independent directors, and has the authority to call additional executive sessions as appropriate, (c) chairs Board of Directors meetings in the Chairman’s absence, (d) coordinates with the Chairman on agendas and schedules for Board of Directors meetings, and information sent to the Board of Directors, reviewing and approving these as appropriate, and (e) is available for consultation and communication with major stockholders as appropriate.

In accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board of Directors meeting. Independent directors also meet at least once a year in an executive session of only independent directors. Currently, all of the non-management directors are independent directors.

Risk Oversight

The Board of Directors’ primary function is one of oversight. In connection with its oversight function, the Board of Directors oversees the Company’s policies and procedures for managing risk. The Board of Directors administers its risk oversight function primarily through its Committees. Board of Directors Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board of Directors on the Company’s enterprise risk assessment. The Compensation Committee oversees compensation risk through its review of compensation practices and assessment of the potential impact of those practices on risk-taking.

Communications between Stockholders and the Board of Directors

Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board of Directors members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the Board of Directors members then serving attended the 2018 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of July 29, 2019, unless otherwise indicated, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)
Five Percent Stockholders

BlackRock, Inc. (2)	5,514,533	11.58%

Leonard Riggio (3)	5,421,185	11.39%

Dimensional Fund Advisors LP (4)	3,857,526	8.10%

Daniel R. Tisch (5)	3,161,212	6.64%

Outerbridge Capital Management, LLC (6)	2,797,358	5.9%

Directors and Named Executive Officers (7)

Michael P. Huseby (8) (9)	581,376	*

Kanuj Malhotra (8) (9)	186,845	*

Barry Brover (8) (9)	183,795	*

Patrick Maloney (8) (9) (10)	157,765	*

David G. Golden	89,633	*

Thomas Donohue (8) (9)	85,043	*

Michael C. Miller (8) (9)	52,228	*

David A. Wilson (11)	36,053	*

John R. Ryan (11)	32,665	*

Daniel A. DeMatteo (11)	9,216	*

Jerry Sue Thornton (11)	9,216	*

Emily C. Chiu (12)	0	*

All directors and executive officers as a group (14 persons) (13)		3.12%

*	Less than 1%
(1)

Pursuant to SEC rules, shares of our Common Stock that an individual or group has a right to acquire within 60 days after July 29, 2019 pursuant to the vesting of restricted stock units are deemed to be beneficially owned by that individual or group and outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. Footnote (9) sets forth the number of restricted stock units that are included as beneficially owned.

(2)

Based on the Schedule 13G/A filed on January 24, 2019 by BlackRock, Inc., BlackRock, Inc. has the sole power to vote 5,396,361 shares and sole power to direct the disposition of 5,514,533 shares. The address of such persons is listed as 55 East 52nd Street, New York, New York 10055.

(3)

Based on the Schedule 13D/A filed on May 17, 2019 by Mr. Riggio, Mr. Riggio’s holdings are comprised of (a) 2,399,781 shares held by Mr. Riggio, (b) 1,464,134 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), and (c) 1,557,270 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees. The address of Mr. Riggio is in the care of Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

(4)	Based on the Schedule 13G/A filed on February 8, 2019 by Dimensional Fund Advisors LP. The address of such persons is listed as Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)

Based on the Schedule 13G/A filed on January 4, 2019 by Daniel R. Tisch, Daniel R. Tisch had sole voting power and sole investment power with respect to 3,161,212 shares of Common Stock of the Company, including 1,340,000 shares registered in the name of TowerView LLC, 460 Park Avenue, New York, New York 10022 and 1,170,000 shares registered in the name of DT Four Partners II, LLC, 655 Madison Avenue, 11th Floor, New York, New York 10065. TowerView LLC and DT Four Partners II, LLC are Delaware limited liability companies, the sole manager of which is Daniel R. Tisch.

(6)

Based on the Schedule 13G/A filed on July 26, 2019 by each of Outerbridge Capital Management, LLC, Outerbridge Master Fund LP, Outerbridge GP, LLC and Rory Wallace. These beneficial owners collectively share the power to vote or to direct the vote, and to dispose or to direct the disposition of, the shares. The address of Outerbridge Capital Management, LLC, Outerbridge GP, LLC and Rory Wallace is listed as 767 Third Avenue, 11th Floor, New York, New York 10017. The address of Outerbridge Master Fund LP, c/o Ogier Global (Cayman) Limited, is listed as 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

(7)	The address of all of the officers and directors listed above are in the care of Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
(8)

Includes for each officer the following restricted stock units that will vest on or before September 27, 2019, but do not currently have voting rights: Mr. Huseby-51,281; Mr. Malhotra-26,923; Mr. Brover-23,077; Mr. Donohue-9,615; and Mr. Miller-19,231. Includes for each officer the following performance shares that have current voting rights, but are subject to a one-year holding period: Mr. Huseby-82,077; Mr. Malhotra-18,256; Mr. Brover-18,256; and Mr. Donohue-6,085. Does not include restricted stock units scheduled to vest after September 27, 2019.

(9)	Does not include the following performance share units which do not have current voting rights: Mr. Huseby-706,657; Mr. Malhotra-140,601; Mr. Brover-126,555; Mr. Donohue-79,365; and Mr. Miller-74,983.
(10)

Mr. Maloney’s shares beneficially owned is as of April 27, 2019, the effective date of Mr. Maloney’s resignation from the Company. Upon his resignation from the Company, 447,064 unvested restricted units, performance shares or performance units were forfeited.

(11)	Does not include 53,581 restricted stock units for which the director has elected to defer receipt and which do not have current voting rights.
(12)	Does not include 21,506 restricted stock units for which the director has elected to defer receipt and which do not have current voting rights.
(13)

Includes an aggregate of 21,506 shares of restricted stock held by a director; 439,411 restricted stock units that will vest on or before September 27, 2019 held by officers as a group; and 141,712 performance shares held by officers as a group.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis summarizes the material elements of our compensation program for our named executive officers (“NEOs”). For Fiscal 2019, our NEOs were:

Named Executive Officer	Position

Michael P. Huseby	Chairman of the Board of Directors and Chief Executive Officer

Barry Brover (1)	Executive Vice President, Operations; Former Executive Vice President, Chief Financial Officer

Thomas Donohue (1)	Executive Vice President, Chief Financial Officer

Kanuj Malhotra	Executive Vice President, Corporate Development; President, Digital Student Solutions

Patrick Maloney (2)	Former Executive Vice President, Operations; President, Barnes & Noble College

Michael C. Miller	Executive Vice President, Corporate Strategy and General Counsel

(1)	Effective as of January 1, 2019.
(2)	Resigned effective as of April 27, 2019.

Executive Summary

Our executive compensation program is designed to align with our business strategy to attract, retain, and engage the talent we need to compete in our industry, and align management with stockholders’ interests. We believe our Compensation Committee has established a compensation program that reflects our businesses, compensation governance best practices and a “pay-for-performance” philosophy.

Compensation and Governance Highlights

What we do

Tie a majority of executive pay to performance-based cash and equity incentives

Align annual incentive payouts to clearly stated target performance levels

Vest equity awards over time to promote retention and require a one-year minimum vesting period for equity awards

Require one additional year of time-based vesting for performance shares earned following the achievement of performance measures

Accelerate equity only upon termination of employment following a change in control (double trigger)

Subject incentive compensation (including cash and equity) to a clawback policy

Require executive officers and directors to meet stock ownership targets and retention guidelines

Engage with stockholders regarding governance and/or executive compensation issues

Conduct an annual risk assessment of our executive compensation program

Conduct an annual say-on-pay vote

What we don’t do

Pay current dividends or dividend equivalents on unearned performance shares and unvested restricted stock units

Permit option repricing without stockholder approval

Provide significant perquisites

Pay tax gross-ups to executives

Provide supplemental executive retirement benefits

Permit hedging or, without the approval of the Audit Committee, pledging by executive officers or directors

Executive Leadership Transition

On December 13, 2018, Mr. Patrick Maloney announced his plan to retire at the end of Fiscal Year 2019 and stepped down from the position of Executive Vice President, Operations of the Company, effective as of January 1, 2019.

On December 13, 2018, the Board appointed the Company’s Chief Financial Officer, Barry Brover, to the position of Executive Vice President, Operations of the Company, effective as of January 1, 2019. Also on December 13, 2018, the Board appointed the Company’s Senior Vice President, Treasurer and Investor Relations, Thomas Donohue, to the role of Executive Vice President, Chief Financial Officer of the Company, effective as of January 1, 2019.

Recent Actions Taken by Compensation Committee

The Compensation Committee continues to review and refine the Company’s executive compensation program to further align pay with Company performance and to ensure the integrity of the Company’s executive compensation program. The Compensation Committee considered the “say-on-pay” stockholder advisory vote held in September 2018 to be supportive of the Company’s pay practices. Approximately 97.3% of stockholder votes cast were in favor of the executive officer compensation as described in our 2018 proxy statement. Notwithstanding the stockholder support for the Company’s executive compensation practices in 2018, the Compensation Committee continued to respond to potential concerns of proxy advisory firms and certain questions raised by stockholders. A combination of management and directors engaged with stockholders holding more than 50% of the Company’s outstanding Common Stock and discussed, among other things, corporate governance and executive compensation.

Stockholders Were Concerned About	How We Addressed Their Concerns

No performance-based long-term vesting incentive awards

•  Grant a portion of long-term equity incentives in the form of time-based restricted stock units and performance shares units.

•  FY 2020 are 50% RSUs / 50% PSUs for CEO and other NEOs. FY 2019 grants were 50% RSUs / 50% PSUs for CEO and 75% RSUs / 25% PSUs for other NEOs.

•  FY 2020 grants have payout threshold of 85% of target.

No stock ownership guidelines for executive officers	• Adopted stock ownership guidelines for executive officers (in addition to the existing guidelines for directors)

Clawback provisions only applied to equity awards	• Adopted a compensation recoupment policy (“clawback policy”) that applies to all incentive compensation (cash and equity)

Discretionary bonus for Executive Chairman	• Established performance-based annual incentive opportunity consistent with other executive officers

Discretionary bonuses for executive officers	• No portion of the Annual Incentive Plan is discretionary

Highlights of Fiscal 2019 Company Performance

The Company has faced transformational and challenging trends in the higher education market. Given this landscape, the following are Company financial and operational performance highlights for Fiscal 2019.

•	Consolidated sales of $2,034.6 million decreased 7.7%, compared to Fiscal 2018.

•

Consolidated GAAP net loss of $(24.4) million, compared to a net loss of $(252.6) million in Fiscal 2018. The Fiscal 2019 net loss includes a non-cash impairment loss of $(57.8) million and restructuring and other charges of $(7.2) million, compared to Fiscal 2018 net loss which included a non-cash impairment loss of $(313.1) million and restructuring and other charges of $(5.4) million.

•	Consolidated non-GAAP Adjusted EBITDA of $104.9 million, compared to $126.8 million in Fiscal 2018.

•	Consolidated non-GAAP Adjusted Earnings of $25.4 million, compared to $56.9 million in Fiscal 2018.

•	Made substantial investments in technology, content and human capital to facilitate continued transformation of all businesses to digital platforms and offerings.

•

Demonstrated ability to leverage expansive store footprint to drive subscriptions of bartleby®, the Company’s digital study offering, which gained more than 50,000 subscribers following its first major in-store sales push during Spring Rush.

•	Expanded catalogue of step-by-step textbook solutions available on bartleby to more than one million solutions. The Company continues to aggressively and strategically expand its catalogue.

•	In addition to growing the catalogue of step-by-step textbook solutions, enhanced bartleby offering by developing and implementing Q&A feature to better help students achieve success.

•	Demonstrated strong acceptance of BNC FirstDay™ inclusive access program, with revenue from BNC FirstDay increasing by 92% year over year.

•

Signed agreements with publishers including Oxford University Press, Wiley, Macmillan Learning, SAGE and Norton, to make the publishers’ digital content available through inclusive access programs offered on BNED campuses nationwide.

•

Ongoing integration of our Barnes & Noble College Booksellers, LLC (“BNC”) and MBS Textbook Exchange, LLC (“MBS”) operations, including a unified and expanded sales team to help drive new business growth with a dynamic, new go-to-market strategy.

•

Strengthened the value of BNED’s campus retail footprint with pilot testing of highly relevant and curated concept shops that drove improvements in sales trends and higher levels of customer engagement.

Pay and Performance Alignment in Fiscal 2019

Annual incentives for Fiscal 2019 were awarded based on Company EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for certain items) performance relative to a pre-defined target level. As described below in more detail, our Fiscal 2019 Company EBITDA performance was 89.7% of target, which yielded a payout factor of 82% of the target award allocated to the Company goal. In determining individual NEO awards, the Compensation Committee also considered individual performance against individual performance goals.

Fiscal 2019 equity grants for the executive officers were delivered in a combination of performance shares, which accounted for 50% of the target award amount for Mr. Huseby and 25% of the target award amount for the other NEOs, and restricted stock units, which accounted for 50% of the target award for Mr. Huseby and

75% of the target award amount for the other NEOs. The Compensation Committee believes the mix of awards provides a strong link between the Company’s financial performance and executive compensation, aligns executives with the Company’s stockholders and provides an important retention tool. The performance shares will vest if and only to the extent pre-established performance goals for the two-year period covering Fiscal years 2019 and 2020 are achieved and an additional one year of time-based vesting is met. The restricted stock units vest in equal one-third increments on the first, second and third anniversary of the grant date.

Compensation Decisions for Fiscal 2020

The Compensation Committee continues to believe it is in the Company’s best interest to manage the run-rate of equity awards granted in Fiscal 2020. Pursuant to Mr. Huseby’s employment agreement, Mr. Huseby’s annual equity award value is set at three times his salary. In order to align his equity award with the objective of managing the run-rate of equity awards, without inequitably reducing, or eliminating entirely, other management and employee awards, Mr. Huseby agreed to an award for Fiscal 2020 with a lower grant date value than that required by his employment agreement. In addition, the other NEOs also received Fiscal 2020 awards with lower grant date values than would have been awarded had the actual stock price on the day of grant been used in calculating such awards versus the higher twelve month trailing average stock price employed by the Compensation Committee. Calculating the number of shares to be awarded using the twelve month trailing average stock price rather than the grant date stock price resulted in approximately 1.2 million fewer shares being granted in the Fiscal 2020 award cycle. In keeping with a “pay-for-performance” philosophy, both the Compensation Committee and senior management believe that it is appropriate for the Board, management, and stockholders to be aligned and that given the transformational and challenging trends facing the Company and the higher education market, that management bear the negative impact of the volatile and lower stock price while continuing to maintain a significant portion of target compensation being delivered in the form of performance-based equity compensation, reflective of the opportunities that lie ahead for the Company. In addition, the Compensation Committee raised the threshold payout for annual incentive awards and long-term incentive awards from 75% to 85% and increased the performance-based portion of the long-term incentive awards from 25% to 50% of the aggregate awards.

Compensation Philosophy and Objectives

We are engaged in a very competitive and rapidly changing industry, and our success depends on our ability to attract, motivate and retain qualified executives. Accordingly, the Compensation Committee aims to create total compensation packages that are competitive with programs offered by other companies with which we compete for talent. At the same time, our Compensation Committee believes that a significant portion of the compensation paid to our executive officers should be tied to our performance, execution of our strategic plan and the value we create for stockholders.

The Compensation Committee’s objectives are to:

•	attract, retain, and motivate talented executives responsible for the success of our organization;

•	provide compensation to executives that is externally competitive, internally equitable, performance-based, and aligned with stockholder interests; and

•

ensure that total compensation levels are reflective of company and individual performance and provide executives with the opportunity to receive above-market total compensation for exceptional business performance.

Compensation Market References

In establishing compensation for Fiscal 2019, the Compensation Committee worked with Mercer, its compensation consultant, to develop a peer group for the Company and review executive compensation against that peer group. In support of its compensation philosophy, the Compensation Committee reviews the following: a) base salary; b) target short-term incentive; c) target total cash compensation; d) actual total cash compensation; e) long-term incentive; and f) target total direct compensation. Executives are matched to market positions based on titles, responsibilities and contributions to the Company. The Compensation Committee reviewed compensation among the peer group companies to determine the competitiveness of pay levels and pay mix for executives.

Although no other public companies are directly comparable to the Company and its businesses, the Compensation Committee considers the Company’s competitors for executive talent to be companies engaged in retail and education services. Our peer group, which is reviewed annually, includes companies that are similar in size to the Company based on revenues and market capitalization and also companies with overlapping business model characteristics (e.g., education / technology focus, combination of products and services, strong relationships with business partners, go-to-market strategy, and geographic footprint) as follows:

Adtalem Global Education Inc.	Houghton Mifflin Harcourt Company

American Eagle Outfitters, Inc.	John Wiley & Sons, Inc.

Barnes & Noble, Inc.	K12 Inc.

Bright Horizons Family Solutions Inc.	Lands’ End, Inc.

Chegg, Inc.	Meredith Corporation

GNC Holdings, Inc.	Scholastic Corporation

Graham Holdings Company	Urban Outfitters, Inc.

Grand Canyon Education, Inc.	Vitamin Shoppe, Inc.

The Committee reviews the peer group annually and will continue to consider the Company’s current size and strategic direction in its review.

	Total Revenue (Most Recent FY, $M)	Market Cap (as of 6/30/2019, $M)

Peer Group Median	$1,714	$2,372

BNED	$2,035	$160

However, peer group compensation is just one factor that is considered in determining compensation levels for our executive officers. We also consider: (a) the Company’s business performance; (b) each executive officer’s job responsibilities, experience and prior performance; (c) relative compensation among our executive officers; (d) industry-wide business conditions; and (e) the recommendations of our Chairman of the Board and Chief Executive Officer (in the case of Messrs. Brover, Donohue, Malhotra, Maloney, and Miller.)

Overview of Compensation Program Design

Elements of Pay

Our compensation structure is primarily composed of base salary, performance-based annual incentive compensation and performance-based and time-vested long-term equity incentives. The mix of Fiscal 2019 target total direct compensation was as follows:

Note that Target Annual Incentive reflects Fiscal 2019 target opportunity and restricted stock units (“RSUs”) and performance shares (“PS”) reflect Fiscal 2019 target value on the respective grant date.

Base Salary

We pay our NEOs a base salary to provide them with a guaranteed minimum compensation level for their services. An NEO’s base salary is determined by evaluating the external competitive marketplace, internal equity and individual contributions. For Fiscal 2019, the Compensation Committee only increased the base salaries for Messrs. Brover, Donohue, and Miller upon their appointments as Executive Vice President, Operations of the Company, Executive Vice President, Chief Financial Officer of the Company, and Executive Vice President, Corporate Strategy of the Company, respectively.

Named Executive Officer	Base Salary in Fiscal 2018	Base Salary in Fiscal 2019	Percentage Change

Michael P. Huseby	$1,100,000	$1,100,000	0%

Barry Brover	$535,000	$610,000	14%

Thomas Donohue	$445,000	$500,000	12.4%

Kanuj Malhotra	$523,400	$523,400	0%

Patrick Maloney	$767,000	$767,000	0%

Michael C. Miller	$475,000	$500,000	5.3%

Performance-Based Annual Incentive Compensation

In Fiscal 2019, the Company structured the Annual Incentive Plan by first establishing a funding amount for the Annual Incentive Plan equal to 15% of Company EBITDA. Each of Messrs. Huseby, Brover, Donohue, Malhotra, Maloney and Miller were granted performance-based annual incentive compensation opportunities. The target award under the Annual Incentive Plan is expressed as a percentage of base salary as set forth in the table below. For Messrs. Huseby, Brover, Donohue, Maloney and Miller, the individual Annual Incentive Plan payouts were based 50% on Company performance as measured by Company EBITDA and 50% on individual performance goals. For Mr. Malhotra, the individual Annual Incentive Plan payout was based 40% on digital education EBITDA, 10% on Company EBITDA and 50% on individual performance goals. Individual performance goals are closely linked to the Company’s business and strategic objectives and reflect the executive’s scope of responsibility, as noted below. Participants had the opportunity to earn up to 150% of the Company EBITDA component and between 50% and 150% of the individual performance goal components established for each of them.

Named Executive Officer	Target as Percentage of Salary

Michael P. Huseby	150%

Barry Brover	75%/100% (1)

Thomas Donohue	40%/60% (1)

Kanuj Malhotra	100%

Patrick Maloney	125%

Michael C. Miller	60%

(1)

In connection with Mr. Brover’s and Mr. Donohue’s election to new positions, their respective targets were adjusted effective January 1, 2019, and payouts were made pro rata based on months served in each position.

Fiscal 2019 Performance Targets and Actual Results. The chart below shows the payout scale on which the Company EBITDA portion of the individual annual incentive target compensation was based.

Company EBITDA Performance Relative to Target	Payout Percentage (% of Target Payout)

Less than 75% of Target	0%

75% to less than 98%	50-100%*

98% to less than 102%	100%

102% to less than 115%	100-150%*

115% or more	150%

*	Payout percentage is interpolated for results within range.

The chart below shows the target and actual Company EBITDA results for Fiscal 2019 and actual results as a percentage of target results and target pay. Based on actual Company EBITDA, the NEOs earned a payout of 82% of the Company EBITDA component.

	Target ($) (in millions)	Actual ($) (in millions)	% Target Achieved	% Target Payout
Company EBITDA *	$118.1	$105.9	89.7%	82%

*

Company EBITDA is used in our compensation programs and is presented in order to show the correlation between these financial measures and compensation to our NEOs. Both target Company EBITDA and actual Company EBITDA were determined by using Adjusted EBITDA, as calculated and reported in the Company’s SEC filings and disclosure and further adjusted to exclude certain adjustments related to the Digital Student Solutions (“DSS”) segment related to technology development costs and store incentives which were not originally in the budget. The Compensation Committee chose Company EBITDA as a performance measure because it is the measure management reviews internally to evaluate the Company’s performance and manage its operations. For a reconciliation of Adjusted EBITDA to net income and discussion of the Company’s use of Adjusted EBITDA, please refer to page 45 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2019.

Fiscal 2019 Individual Performance Results and Incentive Payouts. Our Compensation Committee determined that our NEOs had achieved the individual performance goals discussed below. Individual performance goal components accounted for 50% of the aggregate target amount, and a payout between 96% and 100% was established for each individual performance component.

Mr. Huseby. Mr. Huseby’s individual performance goals were established to reflect his role as Chairman of the Board and Chief Executive Officer and included the execution of various operational priorities, strategic transactions, and stockholder outreach and the achievements of the management team. The Committee approved an individual payout of 100% of target.

Mr. Brover. The Compensation Committee established individual performance goals for Mr. Brover focused on identifying synergies and expense opportunities within BNC/MBS, raising additional capital/debt, enhancing monthly management reporting and financials for new segments, and supporting product development. The Committee approved an individual payout of 100% of target.

Mr. Donohue. Mr. Donohue’s individual performance goals were established based on achieving financing support, mergers and acquisitions support, investor outreach, and proxy outreach. The Committee approved an individual payout of 100% of target.

Mr. Maloney. Because of his retirement, Mr. Maloney was not paid under the Annual Incentive Plan. For information regarding payments made to Mr. Maloney in connection with his retirement see “Severance Arrangement for Mr. Maloney” on page 39.

Mr. Malhotra. Mr. Malhotra’s individual performance goals were established based on achieving a Company EBITDA target of $118.1 million, successfully launching the bartleby product to marketplace, and contributing to the Company’s acquisition strategy. The Committee approved an individual payout of 96% of target.

Mr. Miller. The Compensation Committee established individual performance goals for Mr. Miller focused on consolidating and reviewing strategic priorities, assisting with strategic initiatives, including transactions, and increasing operational efficiencies. The Committee approved an individual payout of 100% of target.

Fiscal 2019 Performance-Based Annual Incentive Compensation Payment Amounts. Set forth below is a table showing target, maximum and actual Fiscal 2019 performance-based annual incentive compensation for our NEOs.

Named Executive Officer	Company EBITDA/ Individual Weighting	Target Annual Incentive ($)		Maximum Annual Incentive ($)	Actual Company EBITDA Payout	Actual Individual Performance Payout	Actual Total Payout	Total Payout as a % of Target
Michael P. Huseby	50% / 50%	$1,650,000		$2,475,000	$676,500	$825,000	$1,501,500	91%
Barry Brover	50% / 50%	$508,333	(2)	$762,500	$208,417	$254,167	$462,583	91%
Thomas Donohue	50% / 50%	$233,333	(3)	$350,000	$95,667	$116,667	$212,333	91%
Kanuj Malhotra	50% / 50%	$523,400		$785,100	$110,437	$252,279	$362,716	69(1)
Michael C. Miller	50% / 50%	$300,000		$450,000	$123,000	$150,000	$273,000	91%

(1)

20% of Mr. Malhotra’s individual performance award was based on the DSS segment EBITDA, which was achieved at 68%; 15% of his award was based on DSS Revenue, which was achieved at 50%; and 15% of his award was based on LoudCloud/Courseware Revenue, which was achieved at 0%.

(2)	Target bonus reflects 8 months at 75% of base salary and 4 months at 100% of new salary.
(3)	Target bonus reflects 8 months at 40% of base salary and 4 months at 60% of new salary.

The performance-based annual incentive awards earned by our NEOs under the annual incentive plan for Fiscal 2019 are set forth in the “Summary Compensation Table” on page 34. The threshold, target and maximum incentive award opportunities for each of our NEOs for Fiscal 2019 are set forth in the “2019 Grants of Plan-Based Awards Table” on page 36.

Long-Term Equity Incentives

Long-term equity incentives are a critical component of the Company’s compensation program. They are designed to promote the Company’s long-term financial interests and growth, to attract, motivate, and retain key employees, and to align the interests of management with those of the Company’s stockholders. The Company grants long-term equity incentive awards under the Company’s Equity Incentive Plan (the “Equity Incentive Plan”), which is administered by the Compensation Committee. The Compensation Committee reviews, discusses and approves the types and number of awards made to senior management, including the NEOs, and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers. Equity awards are generally granted in connection with the June Compensation Committee meeting.

In Fiscal 2019, the Compensation Committee established a target long-term incentive amount for each of the NEOs denominated in dollars. The Compensation Committee determined to make awards with a mix of performance shares, which accounted for 25% of the target award amount, and restricted stock units, which accounted for 75% of the target award amount, except that Mr. Huseby’s award was split equally between performance and restricted shares. For fiscal 2020, the mix of performance shares and restricted stock units is 50%/50% for all executive officers. The Compensation Committee believes that granting a portion of the award in the form of restricted stock units is desirable because such grants immediately align the interests of our executives with those of stockholders and provide a retention incentive. In order to manage the run-rate of equity awards, for both the fiscal 2019 and 2020, long-term incentive awards, the NEOs and other senior members of management agreed to accept fewer shares than otherwise would have been granted had the dollar value of the award divided by the market value of the shares of Common Stock on the respective grant date been used.

Performance Shares. Performance share units are generally granted annually to each of the NEOs. Performance share units are earned and settled for shares of common stock if and only to the extent that certain pre-established performance goals are met for a two-year performance period. For the performance share units granted in Fiscal 2019, the metrics included Adjusted EBITDA and New Business. Actual results for the two-year period beginning on the first day of the fiscal year period and ending on the last day of the second fiscal year will be compared to the targeted goals to determine the number of performance share units that will be earned. The NEOs can earn up to 150% of the number of performance share units at target for performance that exceeds 115% of target. If a threshold level of performance, 75% of target (85% for Fiscal 2020 grants), is not met, all of the performance share units will be forfeited. Once performance share units are earned and held for an additional one year period, the units will be settled for shares of common stock.

Restricted Stock Units. Restricted stock units are Common Stock equivalents that are granted to a recipient and vest after a period of time has elapsed. The restricted share units granted to the NEOs vest in one third annual increments over the three years from the date of grant. These share units vest only if the executive is employed by the Company at the end of the vesting period or if his or her employment was terminated due to death, disability or a change in control during that period. The Compensation Committee believes the use of restricted stock units strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles. The following grants were made for Fiscal 2019.

Named Executive Officer	Performance Shares at Target	Performance Shares at Maximum	Restricted Stock Units	Aggregate Award Target ($)

Michael P. Huseby	180,834	271,251	153,845	$1,858,467

Barry Brover	27,124	40,686	69,232	$536,310

Thomas Donohue	11,302	16,953	28,847	223,466

Kanuj Malhotra	31,646	47,469	80,769	$625,693

Patrick Maloney	47,243	70,865	120,577	$934,073

Michael C. Miller	22,603	33,905	57,694	$446,927

In Fiscal 2019, the number of performance share units and restricted stock units granted were determined based on the award dollar value target divided by the stock price on the date of grant. Performance share units were awarded at the target level.

In June 2017, performance shares were granted for the two-year period covering Fiscal 2018 and Fiscal 2019. The chart below sets forth the performance targets and actual results for Fiscal 2018 and Fiscal 2019, in thousands, which resulted in 38.8% of the performance share target award being earned. These earned shares are subject to an additional one year vesting period.

(in thousands)

	Weighting	Threshold	Target	Max	Fiscal 2018 Actual	Fiscal 2019 Actual	Cumulative Results	Weighted Payout
Adjusted EBITDA (1)	75%	$212,000	$248,000-$258,000	$291,000	$114,900	$98,800	$213,700	51.8%
New Business (2)	25%	$151,000	$17,0006-$184,000	$207,000	$66,100	$53,300	$119,400	0%
TOTAL								38.8%

(1)	Adjusted EBITDA excludes Student Brands, MBS inventory adjustment.
(2)

New Business means the annual sales (based upon the first full fiscal year budget) associated with new stores opened during the fiscal year consistent with what is reported in the Company’s annual report.

Non-Plan Bonuses

Mr. Miller was awarded a retention bonus in the amount of $200,000 in Fiscal 2019. If Mr. Miller is terminated by the Company for “cause” or by Mr. Miller other than for “good reason” (as such terms are defined in the letter agreement between the Company and Mr. Miller dated April 12, 2017), in either case prior to March 1, 2020, Mr. Miller will be required to repay an amount equal to the retention bonus less any amounts withheld by the Company for income and employment taxes.

Other Components of Compensation

401(k) Plan. Each of our NEOs is entitled to participate in our tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides our employees, including our NEOs, with a way to accumulate tax-deferred savings for retirement. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($19,000 for 2019), subject to a $6,000 increase for participants who are age 50 or older. The amount of the Company’s matching contributions for each of our NEOs is set forth in footnotes to the “Summary Compensation Table” on page 34. We do not provide supplemental executive retirement benefits.

Limited Perquisites and Other Compensation. The Company’s NEOs are entitled to only the limited perquisites set forth in their employment agreements or letters and disclosed in the footnotes to the “Summary Compensation Table” on page 34.

Severance and Change of Control Payments and Benefits. The Company has an employment agreement with Mr. Huseby and each of Messrs. Brover, Donohue, Malhotra and Miller have employment letter agreements that contain severance and change in control benefits. The agreements provide for certain severance payments and benefits upon termination of employment by the Company without cause or by the NEO for good reason (including upon termination within two years following a change of control). The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits are intended to provide our NEOs with financial protection upon loss of employment and to support our executive retention goals and enable our NEOs to focus on the interests of the Company in the event of a potential change of control. Equity awards are subject to a “double-trigger” and vesting will only be accelerated if there is a termination of employment without” cause” or for “good reason” following a change of control. The Company does not pay any tax gross-ups in connection with the severance payments. The Compensation Committee believes that the terms of the employment agreements, including triggering events and amounts payable, are competitive with severance protection being offered by other companies with whom we compete for highly qualified executives. The compensation that could be received by each of our NEOs upon termination or change of control is set forth in the “Potential Payments Upon Termination or Change of Control Table” on page 42. The material terms of these agreements are described in the “Narrative to the Summary Compensation Table” and the “Grants of Plan-Based Awards Table-Employment Arrangements with the Named Executive Officers.”

Governance Policies

Executive Incentive Compensation Clawback Policy

The Board of Directors has adopted the Executive Incentive Compensation Clawback Policy (the “Clawback Policy”). The Clawback Policy allows the Compensation Committee to take action to recover incentive compensation from certain key employees, including executive officers, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The Clawback Policy only applies to incentive-based compensation paid in excess of what would have been paid or granted under the circumstances reflected by such restatement, and applies irrespective of the responsibility of the key employee for the accounting restatement. The Clawback Policy applies to all Section 16 officers and covers all incentive-based compensation (including cash and equity) paid or granted after adoption of the policy.

Prohibition on Hedging and Pledging Transactions

The Company’s Insider Trading Policy prohibits directors and executive officers from hedging their ownership of Company stock, including selling Company stock short, buying or selling puts or calls or other derivative instruments related to Company stock. Directors and executive officers are also prohibited from pledging Company stock, purchasing Company stock on margin or incurring any indebtedness secured by a margin or similar account in which Company stock is held, without prior approval of the Audit Committee.

Executive Stock Ownership and Retention Guidelines

The Compensation Committee has adopted executive stock ownership targets (“Stock Ownership Targets”) based on a multiple of annual salary as follows: Chief Executive Officer-five times; all other NEOs-two times; and all other Section 16 officers-one time. Officers are required to retain 50% of net after-tax shares earned from equity grants until the Stock Ownership Target is met (“Retention Guidelines”). Only vested and fully-owned shares owned by an officer directly or indirectly through the 401(k) plan, immediate family members or trusts or similar arrangements count toward the Stock Ownership Targets. The Compensation Committee reviews progress toward the Stock Ownership Targets and compliance with the Retention Guidelines annually.

Named Executive Officer	Stock Ownership Targets as a Multiple of Salary	In Compliance with Retention Guidelines Yes/No

Michael P. Huseby	5 x	Yes

Barry Brover	2 x	Yes

Thomas Donohue	2 x	Yes

Kanuj Malhotra	2 x	Yes

Michael C. Miller	2 x	Yes

Compensation Policies and Practices as Related to Risk Management

With the assistance of its compensation consultant, the Compensation Committee conducted its risk assessment of the Company’s incentive compensation plans covering employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of the Company’s strategic objectives, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee concluded the Company has a balanced pay-for-performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code, as in effect prior to the adoption in December 2017 of The Tax Cuts and Jobs Act (the “TCJA”), includes a performance-based compensation exception to its limits on the deductibility of compensation in excess of $1 million earned by specified executive officers of publicly held companies. The TCJA eliminated the performance-based compensation exception, so that for Fiscal 2019 all compensation paid to specified executive officers in excess of $1 million will be nondeductible (except for any amounts that qualify as performance-based that have been grandfathered pursuant to the written binding contract transition rule under the TCJA).

Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers

Roles of the Compensation Committee and Management

The Compensation Committee is responsible for establishing, implementing and overseeing our compensation program, and reviews and approves our compensation philosophy and objectives. The Compensation Committee also annually reviews and approves annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, employment and severance agreements and any special or supplemental benefits for each of the NEOs and any other executive officers, Section 16 officers and employees of the Company earning a base salary of $400,000 or more.

The compensation of our Chairman and Chief Executive Officer is determined by the Compensation Committee in executive session. The Chairman and Chief Executive Officer reviews the performance of each of our other executive officers and makes compensation recommendations to the Compensation Committee. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package of each executive officer.

Role of the Compensation Consultant

The Compensation Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist with the committee’s responsibilities related to the Company’s executive compensation program and the director compensation program. Mercer’s engagement by the Compensation Committee includes reviewing and recommending the structure of our compensation program and advising on all significant aspects of executive compensation, including base salaries, annual incentives and long-term equity incentives for executives. At the request of the Compensation Committee, Mercer collects relevant market data to allow the Compensation Committee to compare components of our compensation program to those of our peers, provides information on executive compensation trends and implications and makes other recommendations to the Committee regarding our executive compensation program. Our management, Chief Executive Officer (on certain occasions), Senior Vice President, Human Resources, General Counsel and the chair of the Compensation Committee, meet with representatives of Mercer before Compensation Committee meetings.

In making its final decisions regarding the form and amount of compensation to be paid to the executives, the Compensation Committee considers the information gathered by and recommendations of Mercer. Mercer’s fees for executive and director compensation consulting to the Compensation Committee in Fiscal 2019 were approximately $365,641. MMC Securities LLC, a subsidiary of Marsh & McLennan Companies, Inc., provides advisory services to the Company’s Benefits Committee, which administers the Company’s 401(k) plan, and other human resource services for which the Company paid approximately $28,432. The Company also paid Marsh & McLennan Companies, Inc., the parent company of Mercer, for insurance brokerage services totaling approximately $600,913. The Compensation Committee has assessed the independence of Mercer taking into account the following factors identified by the SEC and NYSE as bearing upon independence: (i) Mercer’s provision of other services to the Company; (ii) the fees Mercer received for such services as a percentage of the revenues of Marsh & McLennan, Mercer’s parent; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Mercer consultants with a member of the Compensation Committee; (v) any of our stock owned by the Mercer consultants; and (vi) any business or personal relationship of the Mercer consultants or Mercer with any of our executive officers. The Compensation Committee concluded that no conflict of interest exists with respect to its engagement of Mercer.

Compensation Committee Report

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee as of that date recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

David G. Golden, Chair
Daniel A. DeMatteo
John R. Ryan
Jerry Sue Thornton

Pay Ratio

The Company is required to provide the ratio of the annual total compensation of the Company’s CEO to the median annual total compensation of all employees under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

For Fiscal 2019, the median annual total compensation of our employees, excluding our CEO, was $3,728 and the annual total compensation of our CEO was $4,496,072. Accordingly, the ratio of the CEO’s annual total compensation to the median annual compensation of all employees was 1,206:1.

The Company used the employee population of 10,422 on the final day of the payroll year, April 30, 2019. Temporary, seasonal, and part time employees make up 66% of the Company’s total population and on average work less than 15 hours per week. As permitted under SEC rules, we excluded employees in India as de minimis. We used cash compensation (base salary, overtime and cash bonuses paid during Fiscal 2019) to determine the median employee in our population.

When we include only our full time “permanent” staff as of April 30, 2019, our median employee’s annualized total compensation was $39,208 for Fiscal 2019. Under this calculation, the CEO pay ratio is 115:1. We believe this is a more representative indication of how our CEO pay compares to that of our workforce. (Note this population totals 3,577).

The SEC rules do not specify a single methodology for identifying the median employee or calculating the CEO pay ratio. Since other companies use different assumptions, adjustments, or estimates in their own calculation, disclosure and methodology is inconsistent across companies. Therefore, our CEO pay ratio is not comparable to another company’s CEO pay ratio. Our information and pay ratio calculation is a reasonable good faith estimate, based on our methodology and SEC rules as required for disclosure.

EXECUTIVE COMPENSATION

Unless otherwise stated, the compensation tables included in this section reflect amounts paid or payable or awards granted to our NEOs by the Company under the Company’s compensation plans and programs during Fiscal 2017, Fiscal 2018 and Fiscal 2019.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Michael P. Huseby	2019	$1,100,000	$—	$1,858,467	$1,501,500	$36,105	$4,496,072
Chairman and Chief Executive Officer	2018	$866,923	$250,000	$3,299,995	$1,320,000	$38,425	$5,775,343
	2017	$500,000	$—	$1,687,495	$852,000	$35,194	$3,074,689
Barry Brover	2019	$560,962	$—	$536,310	$462,583	$37,268	$1,597,123
Executive Vice President, Operations; Former Chief Financial Officer	2018	$535,000	$—	$749,996	$314,982	$38,370	$1,638,348
	2017	$530,385	$439,998	$562,498	$289,903	$41,752	$1,864,536

Thomas Donohue	2019	$462,462	$—	$223,466	$212,333	$13,050	$911,311
Executive Vice President, Chief Financial Officer	2018	$435,000	$50,000	$249,995	$143,550	$6,416	$884,961
	2017	$433,462	$132,222	$393,754	$141,810	$10,913	$1,112,161

Kanuj Malhotra	2019	$523,400	$—	$625,693	$362,716	$12,750	$1,524,559
Executive Vice President, Corporate Development	2018	$523,400	$—	$749,996	$591,442	$7,640	$1,872,478
	2017	$523,400	$527,785	$478,117	$298,600	$11,193	$1,839,095

Patrick Maloney (6)	2019	$767,000	$657,448	$934,073	$—	$1,876,765	$4,235,286
Former Executive Vice President, Operations	2018	$767,000	$—	$1,499,997	$743,032	$39,333	$3,049,362
	2017	$767,000	$377,775	$1,725,744	$620,791	$37,048	$3,528,358
Michael C. Miller	2019	$496,154	$200,000	$446,927	$273,000	$16,481	$1,432,562
Executive Vice President, Corporate Strategy and General Counsel	2018	$475,000	$—	$349,999	$285,000	$6,904	$1,116,903
	2017	$9,135	$50,000	$—	$—	$—	$59,135

(1)	This column represents base salary earned during fiscal year 2019.
(2)

This column represents a retention bonus paid in Fiscal 2019 of $200,000 to Mr. Miller; management transition bonuses earned in Fiscal 2019 of $657,448 paid to Mr. Maloney and in Fiscal 2018 of $250,000 and $50,000 paid to Messrs. Huseby and Donohue, respectively; a signing bonus earned in Fiscal 2017 of $50,000 to Mr. Miller; discretionary bonuses earned in Fiscal 2017 of $100,000, $132,222 and $150,000, paid to Messrs. Brover, Donohue and Malhotra, respectively; and retention payments earned in Fiscal 2017 of $339,998, $377,785, and $377,775 paid to Messrs. Brover, Malhotra, and Maloney, respectively.

(3)

This column represents the aggregate grant date fair value of stock awards granted computed in accordance with Financial Accounting Standards Board of Directors (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation (“ASC 718”). The stock awards value is determined to be the fair market value of the underlying Company shares on the grant date, which is determined based on the closing price of the Company’s Common Stock on the grant date. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the NEO. The amounts reported in the Summary Compensation Table for the performance-based awards assume a future payout at the target level and may not represent the amounts that the NEOs will actually realize from the awards. Whether and to what extent an NEO realizes value with respect to these performance-based awards will depend on our actual performance and the NEO’s continued employment. If our performance results in a future payout at the maximum level (150% of target), the aggregate grant date fair value of the performance-based stock awards granted in 2019 would be as follows: Mr. Huseby-$1,500,018; Mr. Brover-$224,994; Mr. Donohue-$93,750; Mr. Malhotra-$262,504; Mr. Maloney-$391,881; and Mr. Miller-$187,492.
(4)	This column represents the dollar value of performance-based annual incentive compensation earned for fiscal year.
(5)	This column represents the value of all other compensation, as detailed in the table below.
(6)	Mr. Maloney resigned from his position of Executive Vice President, Operations of the Company, effective as of April 27, 2019.

All Other Compensation Table

Name	Fiscal Year	Long-Term Disability Insurance(1)	Life and AD&D Insurance(2)	Car Allowance	401(k) Company Match	Cell Phone	Total Other Income
Michael P. Huseby	2019	$13,086	$12,065	$—	$10,154	$800	$36,105
	2018	$13,086	$12,108	$—	$13,231	$—	$38,425
	2017	$13,086	$12,108	$—	$10,000	$—	$35,194
Barry Brover	2019	$9,461	$2,969	$12,000	$12,038	$800	$37,268
	2018	$9,950	$3,012	$18,000	$7,408	$—	$38,370
	2017	$9,940	$3,012	$18,000	$10,800	$—	$41,752
Thomas Donohue	2019	$—	$350	$—	$11,900	$800	$13,050
	2018	$—	$393	$—	$6,023	$—	$6,416
	2017	$—	$393	$—	$10,520	$—	$10,913
Kanuj Malhotra	2019	$—	$350	$—	$11,000	$1,400	$12,750
	2018	$—	$393	$—	$7,247	$—	$7,640
	2017	$—	$393	$—	$10,800	$—	$11,193
Patrick Maloney	2019	$3,462	$350	$18,000	$11,000	$1,400	$34,213	(3)
	2018	$10,320	$393	$18,000	$10,620	$—	$39,333
	2017	$7,855	$393	$18,000	$10,800	$—	$37,048
Michael C. Miller	2019	$—	$350	$—	$14,731	$1,400	$16,481
	2018	$—	$328	$—	$6,577	$—	$6,905
	2017	$—	$—	$—	$—	$—	$—

(1)	This represents the premiums paid by the Company for the long-term disability insurance.
(2)	This represents the premiums paid by the Company for life and accidental death and dismemberment insurance.
(3)

This total does not include severance payments made to Mr. Maloney, which totaled $1,842,552, and which is included in the “All Other Compensation” column of the Summary Compensation Table on page 34. For information regarding payments made to Mr. Maloney in connection with his retirement see “Severance Arrangement for Mr. Maloney” on page 39.

2019 Grants of Plan-Based Awards Table

The following table provides additional information about non-equity incentive awards and equity incentive awards granted to our NEOs by the Company during Fiscal 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Value of Stock and Option Awards ($)
Name	Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael P. Huseby	PS	7/19/18				90,417	180,834	271,251		$1,000,012
	AIP	7/19/18	$825,000	$1,650,000	$2,475,000
	RSU	9/26/18							153,845	$858,455
Barry Brover	PS	7/19/18				13,562	27,124	40,686		$149,996
	AIP	7/19/18	$254,167	$508,333	$762,500
	RSU	9/26/18							69,232	$386,315
Thomas Donohue	PS	7/19/18								$62,500
	AIP	7/19/18	$116,667	$233,333	$350,000	5,651	11,302	16,953
	RSU	9/26/18							28,847	$160,966
Kanuj Malhotra	PS	7/19/18				15,823	31,646	47,469		$175,002
	AIP	7/19/18	$261,700	$523,400	$785,100
	RSU	9/26/18							80,769	$450,691
Patrick Maloney	PS	7/19/18				23,622	47,243	70,865		$261,254
	AIP	7/19/18	$479,375	$958,750	$1,438,125
	RSU	9/26/18							120,577	$672,820
Michael C. Miller	PS	7/19/18				11,302	22,603	33,905		$124,995
	AIP	7/19/18	$150,000	$300,000	$450,000
	RSU	9/26/18							57,694	$321,933

(1)

Forms of awards granted to executive officers during Fiscal 2019 include Performance Shares (“PS”), bonus payments under the Company’s Annual Incentive Plan (“AIP”) and Restricted Stock Units (“RSUs”).

(2)

These columns represent the threshold payout level, target payout level and maximum payout level for the performance-based incentive compensation awards under the Company’s AIP. For additional information regarding the performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis-Overview of Compensation Program Design-Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(3)

These columns represent the threshold payout level, target payout level and maximum payout level for the Performance Shares issued under the Company’s Long-Term Incentive Plan. For additional information regarding the Performance Shares, see the discussion in the “Compensation Discussion and Analysis-Overview of Compensation Program Design- Long-Term Equity Incentives-Performance Shares” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Employment Arrangements with the Named Executive Officers

The Company has entered into an employment agreement or employment letter with each of the NEOs and compensation of each of these NEOs is based on their respective employment agreement or employment letter, as the case may be, as well as their job responsibilities. The Company entered into an employment agreement with Mr. Huseby on June 26, 2015 in connection with the Spin-Off, and entered into an amended and restated employment agreement with Mr. Huseby on July 19, 2017 in connection with his role as Chief Executive Officer and Chairman of the Board effective as of September 19, 2017. The employment agreement provides severance payments and benefits upon termination of employment by the Company without “cause” or by the

NEO for “good reason” (including upon termination within two years following a change of control). The employment agreement has a two-year term and renews automatically for one year unless either party gives notice of non-renewal at least three months prior to automatic renewal. The Company entered into employment letters outlining employment terms with each of Messrs. Brover, Donohue, Malhotra and Miller on June 19, 2019. The employment letters provide the officers with severance payments and benefits upon termination of employment by the Company without “cause” or by the NEO for “good reason” (including upon termination within two years following a change of control).

Employment Arrangements-General Provisions

Pursuant to their employment agreement or letters, the annual base salaries of Messrs. Huseby, Brover, Donohue, Malhotra and Miller can be no less than $1,100,000, $610,000, $500,000, $523,400 and $500,000, respectively, during the terms of their employment. Each of Messrs. Huseby, Brover, Donohue, Malhotra and Miller are eligible for a minimum target annual incentive compensation award of not less than 150%, 100%, 85%, 100% and 85%, respectively, of his base salary, as determined by the Compensation Committee.

The employment agreements or employment letters also provide that the NEO is eligible for grants of equity-based awards under the Barnes & Noble Education, Inc. Equity Incentive Plan. With respect to Messrs. Brover, Donohue, Malhotra and Miller, the amounts of such grants are determined by the Compensation Committee, and with respect to Mr. Huseby, the amount of such equity award shall have an aggregate target value of 300% of his base salary. The employment agreement for Mr. Huseby and the employment letter for Mr. Brover also provide for $1,000,000 of life insurance and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Each of our NEOs is entitled to all other benefits afforded to executive officers and employees of the Company.

Under their respective employment agreements or employment letters with the Company, our NEOs are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. Mr. Huseby’s agreement contains non-competition and non-solicitation covenants that apply during the employment term and for the two-year period following the termination of employment.

Messrs. Brover, Donohue, Malhotra and Miller are restricted by a non-competition and non-solicitation covenant during their term of employment and for a one-year period thereafter. The confidentiality and non-disparagement covenants apply during the term of each respective employment letters of each NEO and at all times thereafter.

Employment Arrangements-Severance and Change of Control Benefits

Mr. Huseby’s employment agreement provides that he may be terminated by the Company upon death or disability or for “cause”, and by Mr. Huseby without “good reason”. If Mr. Huseby’s employment is terminated by the Company upon death, disability or for “cause,” or by the NEO without “good reason”, Mr. Huseby is entitled to payment of base salary through the date of death, disability or termination of employment.

If the employment of Messrs. Huseby, Brover, Donohue, Malhotra or Miller is terminated by the Company without “cause” or by the NEO for “good reason,” the NEO is entitled, provided he signs a release of claims against the Company, to a lump-sum severance payment equal to one-time (or, in the case of Mr. Huseby, two times) (a) annual base salary, (b) with respect to Mr. Huseby, the average of annual incentive compensation actually paid to Mr. Huseby with respect to the three completed years preceding the date of termination, and with respect to Messrs. Brover, Donohue, Malhotra and Miller, the target annual incentive compensation for the fiscal year in which termination takes place, and (c) the cost of benefits.

Further, if the employment of any NEO is terminated by the Company without “cause” or by the NEO for “good reason” within two years (or the remainder of his term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, the NEO is entitled, regardless of whether he signs a release of claims against the Company, to a lump-sum severance payment equal to two times (or, in the case of Mr. Huseby, three times) (a) annual base salary, (b) with respect to Mr. Huseby, the average of annual incentive compensation actually paid to Mr. Huseby with respect to the three completed years preceding the date of termination, and with respect to Messrs. Brover, Donohue, Malhotra and Miller, the target annual incentive compensation for the fiscal year in which termination takes place, and (c) the cost of benefits. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, the severance benefits for an NEO would be reduced if such reduction would result in a greater after-tax benefit to him.

Except as otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award such award will continue in accordance with its applicable terms and will not be accelerated. Under the restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested restricted stock units underlying the award would immediately vest.

Under the award agreements executed under the Barnes & Noble Education, Inc. Equity Incentive Plan, “change of control” generally has the same meaning as provided under the Barnes & Noble Education, Inc. Equity Incentive Plan and means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

Under the restricted stock unit award agreements, “cause” generally means (a) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (b) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

The estimated payments to be made by the Company to our NEOs in the event of a change of control are set forth on page 42 in the “Potential Payments Upon Termination or Change of Control Table”.

Employment Arrangements-Defined Terms

“Cause,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the NEO engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the NEO’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the NEO in connection with the performance of the NEO’s duties and responsibilities; (d) fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the NEO’s duties and responsibilities; (e) the NEO engaging in any act of misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (f) the NEO’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the NEO’s job performance; (g) the NEO’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the NEO’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (h) the NEO’s breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“Change of Control,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the Company’s directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Company’s Board of Directors; (b) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Company’s Board of Directors. The consummation of a corporate transaction constituting a Reorganization or a Sale, if such transaction requires the approval of the Company’s stockholders, subject to certain exceptions outlined in the agreement and letters; or (c) the acquisition by any person or group (other than the executive or his or her affiliates) of 40% or more of the Company’s voting securities.

“Good Reason,” for purposes of the employment agreement and employment letters, generally means any of the following without the NEO’s written consent: (a) a material diminution of authority, duties or responsibilities; (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO reports; (c) a reduction in current annual base salary or target annual bonus; (d) the relocation of the Company’s principal executive offices more than 50 miles from both New York City, New York and Basking Ridge, New Jersey; (e) a failure by the Company to make material payments under the agreement; (f) a reduction in title; or (g) a material reduction in the value of employee benefits following a Change of Control. Notwithstanding the foregoing, an NEO will only have grounds to resign for Good Reason if the NEO notifies the Company in writing with 60 days of the Good Reason occurrence, the Company does not cure such grounds within 30 days following receipt of notice, and the NEO actually resigns employment 30 days following the end of such cure period.

Severance Arrangement for Mr. Maloney

On December 13, 2018, Mr. Maloney resigned as Executive Vice President, Operations of the Company, effective as of April 27, 2019. On December 13, 2018, the Board of Directors appointed Mr. Brover to serve as Executive Vice President, Operations of the Company, and Mr. Donohue to serve as Executive Vice President, Chief Financial Officer of the Company, both effective as of January 1, 2019.

In connection with his resignation, the Company and Mr. Maloney entered into a retirement letter agreement. Under the retirement agreement and consistent with Mr. Maloney’s employment agreement, effective April 27, 2019, Mr. Maloney received, among other things, a lump sum payment of an amount equal to 1.0 times the sum of (i) base salary ($767,000), (ii) the average of the annual bonuses actually paid with respect to the three completed years preceding the date of Mr. Maloney’s termination of employment ($1,018,051) and (iii) the aggregate annual dollar amount of the payments made or to be made in respect of employee benefits, car allowances and Company-paid life and disability insurance ($57,501), totaling $1,842,552 in the aggregate. In addition, subject to the terms and conditions of the retirement letter agreement, including Mr. Maloney’s cooperation in the transition of his role, the Company agreed to pay Mr. Maloney a cash transition payment of $657,448. Mr. Maloney forfeited any unvested equity awards. As a condition to payment of all of the foregoing amounts, Mr. Maloney executed a release of claims in favor the Company, BNC, and its affiliates.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the equity awards the Company made to our NEOs that were outstanding as of the end of Fiscal 2019. The Company has not granted any stock options. In accordance with the applicable SEC disclosure guidance, this table and the accompanying footnotes do not account for any awards that may have been exercised or have vested pursuant to their terms in the ordinary course since the end of Fiscal 2019.

Name	Stock Award Grant Date	RSU/ PSU	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Vesting Dates
Michael P. Huseby	9/16/2016	RSU	38,661	$170,108	9/16/19
	7/19/2017	PSU	82,077	$361,138	7/19/20
	9/19/2017	RSU	187,394	$824,534	9/19/19, 9/19/20
	7/19/2018	PSU	180,834	$795,670	7/19/21
	9/26/2018	RSU	153,845	$676,918	9/26/19, 9/26/20, 9/26/21
	6/19/2019	PSU	314,285	$1,382,854	6/19/22
	6/19/2019	RSU	314,285	$1,382,854	6/19/20, 6/19/21, 6/19/22
Barry Brover	9/16/2016	RSU	12,887	$56,703	9/16/19
	7/13/2017	PSU	18,256	$80,325	7/13/20
	9/19/2017	RSU	42,590	$187,396	9/19/19, 9/19/20
	7/19/2018	PSU	27,124	$119,346	7/19/21
	9/26/2018	RSU	69,232	$304,621	9/26/19, 9/26/20, 9/26/21
	6/19/2019	PSU	52,380	$230,472	6/19/22
	6/19/2019	RSU	52,380	$230,472	6/19/20, 6/19/21, 6/19/22
Thomas Donohue	9/16/2016	RSU	9,021	$39,692	9/16/19
	7/13/2017	PSU	6,085	$26,774	7/13/20
	9/19/2017	RSU	14,197	$62,467	9/19/19, 9/19/20
	7/19/2018	PSU	11,302	$49,729	7/19/21
	9/26/2018	RSU	28,847	$126,927	9/26/19, 9/26/20, 9/26/21
	6/19/2019	PSU	52,380	$230,472	6/19/22
	6/19/2019	RSU	52,380	$230,472	6/19/20, 6/19/21, 6/19/22
Kanuj Malhotra	9/16/2016	RSU	10,954	$48,198	9/16/19
	7/13/2017	PSU	18,256	$80,325	7/13/20
	9/19/2017	RSU	42,590	$187,396	9/19/19, 9/19/20
	7/19/2018	PSU	31,646	$139,242	7/19/21
	9/26/2018	RSU	80,769	$355,384	9/26/19, 9/26/20, 9/26/21
	6/19/2019	PSU	61,904	$272,378	6/19/22
	6/19/2019	RSU	61,904	$272,378	6/19/20, 6/19/21, 6/19/22
Michael Miller	9/19/2017	RSU	39,751	$174,904	9/19/19, 9/19/20
	7/19/2018	PSU	22,603	$99,453	7/19/21
	9/26/2018	RSU	57,694	$253,854	9/26/19, 9/26/20, 9/26/21
	6/19/2019	PSU	52,380	$230,472	6/19/22
	6/19/2019	RSU	52,380	$230,472	6/19/20, 6/19/21, 6/19/22

(1)	This column represents outstanding grants of shares of restricted stock units and performance shares.
(2)	Market values have been calculated using a stock price of $4.40 (closing price of our Common Stock on April 26, 2019, the last trading day of Fiscal 2019).

Option Exercises and Stock Vested

The following table provides additional information about the value realized by our NEOs upon the vesting of stock or stock unit awards during Fiscal 2019. The Company has not issued any stock options.

		Stock Awards
Name	Fiscal Year	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Michael P. Huseby	2019	170,759	$962,476

Barry Brover	2019	43,878	$247,233

Thomas Donohue	2019	22,520	$126,775

Kanuj Malhotra	2019	41,983	$233,883

Patrick Maloney	2019	101,762	$573,180

Michael C. Miller	2019	19,874	$112,288

(1)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of our Common Stock on the date of vesting.

Potential Payments Upon Termination or Change of Control (1)

Event	Michael P. Huseby	Barry Brover	Thomas Donohue	Kanuj Malhotra	Michael C. Miller
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (2)	$4,940,363	$1,171,885	$746,383	$1,085,793	$842,724
Accelerated equity-based awards (3)	—	—	—	—	—

Total	$4,940,363	$1,171,885	$746,383	$1,085,793	$842,724
Death
Cash severance payment (2)	$—	$—	$—	$—	$—
Accelerated equity-based awards (3)	5,594,075	1,209,335	766,533	1,355,300	989,155
Health benefits (4)	6,692	4,153	—	6,692	6,692

Total	$5,600,767	$1,213,488	$766,533	$1,361,992	$995,847
Disability
Cash severance payment (2)	$—	$—	$—	$—	$—
Accelerated equity-based awards (3)	5,594,075	1,209,335	766,533	1,355,300	989,155
Health benefits (5)	11,632	7,734	—	11,632	11,632

Total	$5,605,707	$1,217,069	$766,533	$1,366,932	$1,000,787
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment (2)	$7,410,545	$2,343,771	$1,492,766	$2,171,587	$1,685,449
Accelerated equity-based awards (3)	5,594,075	1,209,335	766,533	1,355,300	989,155

Total	$13,004,620	$3,553,106	$2,259,299	$3,526,887	$2,674,604

(1)

The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $4.40 (closing price of our Common Stock on April 26, 2019, the last trading day of Fiscal 2019) and include all outstanding grants through the assumed termination date of April 27, 2019. Actual value will vary based on changes in the Company’s Common Stock price. As previously disclosed, Patrick Maloney, pursuant to the terms of his retirement letter agreement, received a severance payment of $2,500,000.

(2)

Cash severance is equal to the sum of (i) the NEO’s annual base salary, (ii) with respect to Mr. Huseby, the average of annual incentive compensation actually paid to the NEO with respect to the three completed years preceding the date of termination, and with respect to Messrs. Brover, Donohue, Malhotra and Miller, the target annual incentive compensation for the fiscal year in which termination takes place and (iii) the aggregate annual cost of benefits, times the named executive officer’s severance multiple as follows: one time (or, in the case of Mr. Huseby, two times) for non-change of control and two times (or, in the case of Mr. Huseby, three times) for change of control.

(3)

This row represents the value of restricted stock unit awards and performance shares and performance share units at expected vested amounts that would automatically vest upon a termination due to death or disability and the value restricted stock unit awards upon a termination following a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award such award will continue in accordance with its applicable terms and not be accelerated. Absent a change of control, in the event of involuntary termination, termination for “cause” or resignation for any reason, each restricted stock unit award will be forfeited. In the event of an involuntary termination other than for “cause” within 24 months following a change of control, each restricted stock unit award will immediately vest.

(4)

Following the termination of employment due to death, the Company provides the NEO’s spouse three months’ of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(5)	Following the termination of employment due to disability, the Company provides the NEO a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

For the table above, the amount of potential payments to our NEOs, other than Mr. Maloney, in the event of a termination of their employment in connection with a change of control was calculated assuming that a change of control occurred on the last business day of Fiscal 2019 (April 27, 2019), each NEO’s employment terminated on that date due to involuntary termination without “cause” or for “good reason” and the successor company did not assume the NEO’s equity awards. Mr. Maloney’s employment was terminated effective April 27, 2019, and, in connection with that termination he was paid the amounts described under “Severance Arrangement for Mr. Maloney.”

For a summary of the provisions of the employment agreements with our NEOs that were effective as of April 27, 2019 and the outstanding equity awards that were held by our NEOs as of April 27, 2019, and therefore affect the amounts set forth in the table above in the event of involuntary termination without “cause” or for “good reason” or a “change of control”, see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-Severance and Change of Control Benefits” sections of this Proxy Statement.

DIRECTOR COMPENSATION

Annual Retainer

Each non-employee director receives an annual Board of Directors retainer fee of $65,000, paid in quarterly installments. The Lead Director of the Board of Directors receives an additional $25,000 annual retainer. Audit Committee members receive an additional $15,000 annual retainer, and the Chair of the Audit Committee receives an additional $30,000 annual retainer. Compensation Committee members receive an additional $10,000 annual retainer, and the Chair of the Compensation Committee receives an additional $20,000 annual retainer. Corporate Governance and Nominating Committee members receive an additional $10,000 annual retainer, and the Chair of the Corporate Governance and Nominating Committee receives an additional $17,500 annual retainer. All retainer fees are paid quarterly in cash. Directors who are our employees will not receive additional compensation for serving on our Board of Directors or its committees. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board of Directors meetings. The Company has not increased the compensation paid to directors since the Spin-Off in 2015.

Equity Compensation

Each non-employee director is eligible for equity award grants under the Company’s Equity Incentive Plan. In Fiscal 2019, these awards were in the form of restricted stock units with a grant date value of $120,000 for each non-employee director. Such awards vest after one year. Directors have the option to defer receipt of such awards under the Company’s director’s deferral plan.

Director Stock Ownership and Retention Guidelines

In 2016, the Board of Directors adopted Director Stock Ownership and Retention Guidelines, which require each non-employee director to maintain a minimum stock ownership amount equal to four times the annual cash retainer of $65,000, which currently equals $260,000. Directors have a three-year period following their appointment or election to the Board to achieve the minimum ownership level. Shares beneficially owned by a director and vested shares or units are deemed to be owned for purposes of the ownership guidelines. A director is deemed to have complied with these guidelines once they hold a number of shares sufficient to satisfy the minimum ownership level, regardless of subsequent fluctuations in the market price of the Company’s common stock. Directors are required to retain 100% of net-after-tax shares earned from the annual equity grants until the then-current minimum ownership level is met and may not sell or otherwise transfer common stock unless he or she has satisfied the then-current minimum ownership level. All of the Company’s directors are in compliance with the current Director Stock Ownership and Retention Guidelines.

Director Compensation Table

Name	Paid in Cash	Number of Restricted Stock Units (Number of Shares)	Value	Total Compensation

Emily C. Chiu (1)	$68,833	21,506	$120,003	$188,836

Daniel A. DeMatteo	$90,000	21,506	$120,003	$210,003

David G. Golden	$100,000	21,506	$120,003	$220,003

John R. Ryan	$117,500	21,506	$120,003	$237,503

Jerry Sue Thornton	$85,000	21,506	$120,003	$205,003

David A. Wilson	$105,000	21,506	$120,003	$225,003

(1)	Ms. Chiu was appointed to the Board of Directors in June 2018, and received Committee assignments in September 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Audit Committee of the Board of Directors of Directors utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. Our related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. We conduct tests to ensure that the terms of related party transactions are at least as favorable to us as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between us and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, our rationale for entering into the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyze all existing related party agreements and transactions and review them with the Audit Committee.

Related Party Transactions

We believe that the transactions and agreements discussed below between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.

MBS Lease. MBS Textbook Exchange, LLC (“MBS”), which was majority owned by Leonard Riggio (“Mr. Riggio”), a principal owner holding substantial shares of our common stock, was acquired in February 2017, and is now a wholly-owned subsidiary of the Company. MBS leases its main warehouse and distribution facility located in Columbia, Missouri from MBS Realty Partners, L.P., which is majority-owned by Mr. Riggio, with the remaining ownership by other sellers of MBS. The lease was originally entered into in 1991 and included a renewal option which extended the lease term through September 1, 2023. Based upon a valuation performed as of the acquisition date, the lease was determined to be favorable from a lessee perspective with below market rent. Rental payments to MBS Realty Partners L.P. were approximately $1.4 million in both Fiscal 2019 and Fiscal 2018.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

The Audit Committee has retained Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for Fiscal 2020. E&Y served as our independent auditors for Fiscal 2019 and has served as the independent auditor for the Company since 2015. E&Y, as the independent registered public accountants, examine annual financial statements and provide tax-related services for the Company.

Audit Fees. For Fiscal 2019 and Fiscal 2018, the Company was billed $2,029,763 and $2,003,570, respectively, by E&Y for audit services, including (a) the annual audit (including quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC and review of draft responses to SEC comment letters.

Audit-Related Fees. For Fiscal 2019 and Fiscal 2018, the Company was billed $41,700 and $44,400, respectively, by E&Y for sales audits.

Tax Fees. For Fiscal 2019 and Fiscal 2018, the Company was billed $20,700 and $6,250, respectively, by E&Y for services related to consultation on tax matters.

Audit Committee Report

The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

With regard to the fiscal year ended April 27, 2019, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of April 27, 2019, and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by Public Company Accounting Oversight Board of Directors (“PCAOB”) AU Section 380, Communications with Audit Committees; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2019, for filing with the Securities and Exchange Commission.

Audit Committee

David A. Wilson, Chair Emily C. Chiu
Daniel A. DeMatteo
David G. Golden

PROPOSAL TWO: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of Directors of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the NEOs’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. Annual performance is measured principally by the Company’s EBITDA (in each case, as defined in this Proxy Statement) and individual performance goals. Long-term performance is rewarded through equity-based awards, the value of which is based upon the performance of the Company’s Common Stock price.

The Compensation Committee and the Board of Directors believe that the Company’s Fiscal 2019 executive compensation program aligned well with the Compensation Committee’s philosophy and sufficiently linked to the Company’s performance.

For additional information on the Company’s executive compensation program and how it reflects the Compensation Committee’s philosophy and is linked to the Company’s performance, see the “Compensation Discussion and Analysis” herein.

We are asking for stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, approved.

Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2019, to audit the financial statements of the Company for the Company’s 2020 fiscal year ending May 2, 2020. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS CONSIDERS ERNST & YOUNG LLP TO BE WELL QUALIFIED AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10-percent of the Common Stock, to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 and 5) with the SEC. Executive officers, directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.

Based solely on a review of these reports and written representations from the executive officers and directors, the Company believes that there was compliance with all such filing requirements for the fiscal year ended April 27, 2019.

OTHER MATTERS

Other Matters Brought Before the Annual Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Annual Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Annual Meeting.

Proxy Solicitation

Proxies are being solicited through the mail, in person, by telephone, email, the Internet or other electronic means. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board of Directors, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board of Directors’ solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $17,500, plus reimbursement for out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Financial and Other Information

The Company’s Annual Report for Fiscal 2019, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Under the SEC proxy rules, proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2020 must be received by the Company’s Corporate Secretary, at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920, no later than April 17, 2020.

In addition, the Company’s bylaws require that any eligible stockholder wishing to make a nomination for director, or wishing to introduce any business, at our 2020 annual meeting of stockholders must give the Company advance notice in accordance with the Company’s bylaws. To be timely, the Company must receive such notice for its 2020 annual meeting of stockholders at its offices mentioned above no earlier than May 28, 2020 and no later than June 27, 2020. Notices by eligible stockholders wishing to make a nomination for director, or wishing to introduce any business, at our 2020 annual meeting of stockholders must comply with the Company’s bylaws. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board of Directors to give you any information or to make any representations in connection with the solicitation of proxies by the Board of Directors, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board of Directors.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy:

(a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

*    *    *

By Order of the Board of Directors Michael P. Huseby, Chairman of the Board of Directors and Chief Executive Officer
August 15, 2019

Serving all who work to elevate their lives through education

BNED

Barnes & Noble COLLEGE

MBS

bartleby
your guide to better learning

Studentbrands

000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
MMMMMMMMMMMM MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m. EDT on September 24, 2019. Online Go to www.envisionreports.com/BNED or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BNED 1234 5678 9012 345 2019 Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Emily C. Chiu 02 - Daniel A. DeMatteo 03 - David G. Golden 04 - Michael P. Huseby 05 - John R. Ryan 06 - Jerry Sue Thornton 07 - David A. Wilson For Against Abstain For Against Abstain 2. Approval, on an advisory basis, of the compensation of the 3. The ratification of the appointment of Ernst & Young LLP as the Company’s named executive officers as disclosed in the independent registered public accountants for the Company’s Proxy Statement. fiscal year ending May 2, 2020. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 72BM 427164 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 033XEF

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Barnes & Noble Education Stockholders September 25, 2019, 9:00 am EDT Embassy Suites by Hilton 250 Connell Drive, Berkeley Heights, NJ 07922 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/BNED Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BNED qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Barnes & Noble Education, Inc. + Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — September 25, 2019 Mr. Michael P. Huseby, Mr. Thomas D. Donohue, and Mr. Michael C. Miller, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Barnes & Noble Education to be held on September 25, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01 - Emily C. Chiu 02 - Daniel A. DeMatteo 03 - David G. Golden 04 - Michael P. Huseby 05 - John R. Ryan 06 - Jerry Sue Thornton 07 - David A. Wilson For Against Abstain For Against Abstain 2. Approval, on an advisory basis, of the compensation of the 3. The ratification of the appointment of Ernst & Young LLP as the Company’s named executive officers as disclosed in the independent registered public accountants for the Company’s Proxy Statement. fiscal year ending May 2, 2020. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 72BM 427164 + 033XFE

qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Barnes & Noble Education, Inc. Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — September 25, 2019 Mr. Michael P. Huseby, Mr. Thomas D. Donohue, and Mr. Michael C. Miller, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Barnes & Noble Education to be held on September 25, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)